Exhibit 3.5

SECRETARY’S CERTIFICATE

The undersigned hereby certifies that the he is the duly appointed and acting secretary of Oak Valley Bancorp (the “Corporation”), and that attached hereto as Exhibit “1 ” is a true and correct copy of the bylaws of the Corporation, and any amendments thereto, as in effect as of the present date set forth below..

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth below.

/s/ Richard A. McCarty
Richard A. McCarty, Secretary

Oakdale, California September 22, 2011

I, Christopher M. Courtney, the duly elected and duly qualified President of the Corporation, do hereby certify that Richard A. McCarty is the duly elected or appointed Secretary of the Corporation and the signature immediately above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

/s/ Christopher M. Courtney
Christopher M. Courtney, President

Exhibit 1

Bylaws and Bylaw Amendments

Bylaws dated as of April 1, 2008

Amendment to Bylaws dated as of August 11, 2011

OAK VALLEY BANCORP

Amendment to Bylaws

Effective Date: August 11, 2011

Section 3.2 of the Bylaws of Oak Valley Bancorp is hereby amended and restated in its entirety as follows:

3.2.          NUMBER OF DIRECTORS

The authorized number of directors of the corporation shall be not less than seven (7) nor more than thirteen (13) (which in no case shall be greater than two times the stated minimum minus one), and the exact number of directors shall be ten (10) until changed, within the limits specified above, by a resolution amending such exact number, duly adopted by the Board of Directors or by the shareholders.  The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that (i) an amendment reducing the fixed number or the  minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon, and (ii) no amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one.  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Notwithstanding anything in these bylaws to the contrary, for so long as  Oak Valley Bancorp’s Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Designated Preferred Stock”) is outstanding, (i) whenever, at any time or times, (a) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date (as defined in the Certificate of Determination of the Designated Preferred Stock, hereinafter the “Certificate of Determination”) for an aggregate of six (6) quarterly Dividend Periods (as defined in the Certificate of Determination) or more, whether or not consecutive and (b) the aggregate liquidation preference of the then outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000,  the authorized number of directors shall automatically be increased by two (but shall in no event be increased to a number of directors that is greater than the maximum number of directors set forth in Section 3.2 of these bylaws); and (ii) this sentence may not be modified, amended or repealed by the corporation’s board of directors (or any committee thereof) or without the affirmative vote and approval of (x) the shareholders and (y) the holders of at least a majority of the shares of Designated Preferred Stock outstanding at the time of such vote and approval.